Chemin des Aulx, 12

1228 Plan-les-Ouates

Geneva, Switzerland

February 25, 2022

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attention: Michael Davis

Re:	ObsEva SA
Registration Statement on Form F-3
Filed February 17, 2022
File No. 333-262820

Acceleration Request

Requested Date:	March 1, 2022
Requested Time:	4:00 p.m. Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form F-3 (File No. 333-262820) (the “Registration Statement”) to become effective at 4:00 p.m. Eastern Time on March 1, 2022, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Jonathan Robertson of Cooley LLP, counsel to the Registrant, at (617) 937-2482.

[Signature page follows]

Very truly yours,

OBSEVA SA

By:	/s/ Will Brown
Will Brown
Chief Financial Officer

cc:	Brian O’Callaghan, ObsEva SA
Divakar Gupta, Cooley LLP
Ryan Sansom, Cooley LLP
Su Lian Lu, Cooley LLP